Exhibit 99.1

Edward Jones Announces Strong Results for Full-Year 2018

The Jones Financial Companies, L.L.L.P. (the “Partnership” or the “Firm”), including the principal operating subsidiary of the Partnership, Edward D. Jones & Co., L.P. (collectively, “Edward Jones”), is pleased to announce its full-year 2018 results.

The Firm achieved record results in number of financial advisors, net revenue and net income before allocations to partners. The Firm strives to help serious, long-term investors achieve their financial goals by understanding their needs and implementing tailored solutions. By continuing to grow its number of financial advisors, the Firm is able to help a greater number of clients achieve their financial goals.

Edward Jones ended 2018 with 17,615 financial advisors, a gain of 1,520 compared to 2017. Client net new asset additions were $65 billion during 2018, up 31% from 2017. The Firm ended the year with $1.1 trillion of client assets under care, a 2% decrease from 2017, reflective of recent market volatility.

Net revenue in 2018 was $8.5 billion, a 13% increase compared to 2017, reflecting an 18% increase in fee revenue partially offset by a 6% decrease in trade revenue. Fee revenue increased to $6.8 billion in 2018 from $5.7 billion in 2017, primarily due to the cumulative impact of asset inflows into advisory programs in both 2017 and 2018 as well as the market increases throughout much of the period. Trade revenue decreased $85 million to $1.5 billion in 2018 primarily due to lower margins earned as a result of a change in product mix, with a higher proportion of client dollars invested in fixed income products which earn lower margins, as well as lower client dollars invested in transaction-based mutual funds. Net income before allocations to partners for 2018 was $990 million, a 14% increase from 2017.

Financial Highlights

(unaudited, $ in millions, unless otherwise noted)

	December 31,
	2018	2017	Change	% Change
Financial Advisors (at year end)	17,615	16,095	1,520	9%
Client Assets Under Care (at year end) (billions)	$1,103	$1,121	$(18)	-2%
Net New Assets for the Year (billions)	$64.6	$49.4	$15	31%

	For the years ended December 31,
	2018	2017	$ Change	% Change
Net Revenue
Fee Revenue	$6,753	$5,725	$1,028	18%
Trade Revenue	1,462	1,547	(85)	-6%
Other Revenue, net	254	234	20	9%

Total Net Revenue	$8,469	$7,506	$963	13%

Net Income Before Allocations to Partners	$990	$872	$118	14%